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                                                                    EXHIBIT 99.1

On January 8, 1998 Teleport Communication's Group Inc. issued the following press release:

AT&T AND TELEPORT COMMUNICATIONS GROUP TO MERGE; TCG TO BECOME CORE OF AT&T's LOCAL SERVICES UNIT

FOR IMMEDIATE RELEASE THURSDAY, JANUARY 8, 1998
     NEW YORK - AT&T announced today that it has signed a definitive merger agreement with Teleport Communications Group (TCG) for an all-stock transaction valued at approximately $11.3 billion. Under the agreement, each TCG share would be exchanged for 0.943 of an AT&T share.

     AT&T said the merger will accelerate its efforts to bring end-to-end communications services to American businesses.

     The boards of AT&T and TCG approved the transaction today. The companies expect the merger to be tax free to TCG shareowners and close in mid-to-late 1998.

     "This is a great match with powerful financial and strategic synergies for both companies," said AT&T Chairman and CEO C. Michael Armstrong. "Joining forces with TCG will speed AT&T's entry into the local business market, reduce our costs and enable us to provide businesses the any distance services they want.

     "TCG has more fiber route miles and serves more businesses in more cities than any other competitive local services company," said Armstrong. "Together, we will be able to bring AT&T Digital Link Service to thousands more American businesses."

     AT&T said that it expects the merger to begin contributing to positive earnings in the first full year after it closes, based on projected savings in access payments beyond those in AT&T's current business plan; the elimination of duplicate sales and administrative expenses; a reduction in the combined companies' capital and network operating expenses, and higher revenues through faster implementation of AT&T's initiatives to bring local service to businesses. In 1998, the merger is expected to be slightly dilutive.

     TCG will become the foundation on which AT&T will build a new unit with accountability for the company's local services. TCG also will continue to provide wholesale services.

     Robert Annunziata, chairman and CEO of TCG, will become an executive vice president of AT&T and lead a new local services unit that will incorporate AT&T's current local service and access management operations. Like all of
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AT&T's most senior officers, Annunziata, 49, will jointly report to Armstrong and to President John Zeglis. Annunziata will also become a member of the company's Operations Group. He will maintain offices at the company's Basking Ridge, N.J., operational headquarters and at TCG's offices in Dayton, N.J.

     "Competitive providers have an insignificant percentage of the multi-billion dollar business local services market," said Annunziata. "With AT&T and our own experienced team, TCG will be able to step up our decade-long efforts to bring superior services to more customers in more markets nationwide.

     "I see nothing but strong growth and opportunities ahead," he said.

     AT&T and TCG have long had significant commercial relationships and they intend to continue and expand them in the period prior to the merger's closing.

     To ensure that AT&T will benefit from the experience and expertise of TCG's proven management team, Annunziata and his top managers have signed employment agreements with AT&T that extend into the next century.

     The companies do not believe that a significant number of jobs will be eliminated due to the merger because of the huge growth opportunity in the local business services market.

     "Bob Annunziata is an outstanding addition to AT&T's senior management team," said Armstrong. "His impressive track record and more than a decade of experience in the competitive local exchange carrier business make him ideally suited to head up our new combined local services unit."

     Cox Communications, Comcast Corporation, and TeleCommunications, Inc., which together hold approximately 95 percent of the voting power and 66 percent of the equity ownership of TCG, have approved the merger by written consent. In addition, they have signed long-term agreements under which they will continue providing certain construction and maintenance services to TCG after the merger.

     TCG, which has more than 3,000 employees, is the nation's premier provider of competitive local communications services. Its fiber optic network encompasses more than 250 communities from coast to coast, including 66 of the nation's major markets. Its customers include some of the nation's leading banks, brokerage firms, media companies, government offices, hospitals, educational institutions, and a wide range of other industries and businesses that depend on accurate and reliable communications. TCG is a leading Internet services provider and when its pending acquisition of ACC Corp. is closed, it will be a major supplier of competitive telecommunications services internationally.
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     AT&T Corp. is the world's premier communications and information services company, serving more than 90 million customers, including consumers, businesses and government. The company has annual revenues of more than $52 billion and 130,000 employees. It runs the world's largest, most sophisticated communications network and is the leading provider of long-distance and wireless services. AT&T operates in more than 200 countries and territories around the world.

     The company also offers on-line services and has begun to deliver local telephone service. In addition, AT&T provides outsourcing, consulting and systems-integration services to large businesses.

     AT&T was advised on the transaction by Credit Suisse First Boston and Goldman, Sachs & Co. TCG was advised by Merrill Lynch & Co. The companies said the merger is subject to regulatory approval and certain other conditions.